UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 20, 2006

Cellegy Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Byberry Road, Bldg 13 Huntingdon Valley, Pa		19006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 914-0900

Same
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement

Cellegy Pharmaceuticals, Inc. (the “Company”) has entered into an Amendment of License Agreements dated as of June 20, 2006, with Strakan International Limited (“ProStrakan”), amending the First Amended and Restated Exclusive License and Distribution Agreement dated as of November 9, 2005 relating to Cellegy’s Rectogesic product (“Rectogesic Agreement”) and the First Amended and Restated Exclusive License Agreement dated as of January 16, 2006, relating to Cellegy’s Tostrex product (the two agreements are referred to collectively as the “Agreements”), previously entered into between Cellegy and ProStrakan.

The amendment amends the Agreements (i) to add several countries and territories in eastern Europe, including several countries and territories that were part of the former Soviet Union, to the territories covered by the Agreements, and (ii) to provide that, on or before July 3, 2006, ProStrakan will pay to Cellegy the sum of $500,000, representing a prepayment of the milestone payments that were payable to Cellegy under the Agreements upon approval of Rectogesic in certain major European countries. ProStrakan has previously made a $250,000 milestone payment to Cellegy upon approval of Rectogesic in one of the countries specified in the Rectogesic Agreement. Following the payments described above, ProStrakan will have no further payment obligations to Cellegy under the Rectogesic Agreement relating to payments upon approval of Rectogesic in countries within the territory covered by the agreement. Pursuant to its previous agreements with PDI, Inc., one-half of the above payments will be paid to PDI.

Item 9.01  Financial Statements and Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: June 23, 2006	By:	/s/ Robert J. Caso
Robert J .Caso
Vice President, Finance and Chief Financial Officer
(Duly Authorized Officer)